Exhibit 11



                           E'TOWN CORPORATION AND SUBSIDIARIES
                  STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS




                                         1994          1993          1992

                                       _________     _________     _________
PRIMARY

_______
 EARNINGS
  Income Before Preferred Stock
   Dividends of Subsidiary           $12,941,790   $14,879,828   $11,281,012
  Deduct: Preferred Stock Dividends      854,047     1,050,000     1,050,000

                                     ___________    __________    __________
  Net Income Available for
   Common Stock                      $12,087,743   $13,829,828   $10,231,012

                                     ___________    __________    __________

                                     ___________    __________    __________
 SHARES
  Weighted Average Number of
   Common Shares Outstanding           6,207,564     5,330,641     4,624,310
  Assuming Exercise of Options
   Reduced by the Number of Shares
   Which Could Have Been Purchased
   With the Proceeds From Exercise
   of Such Options                         2,845         7,298         3,504

                                     ___________    __________    __________
  Weighted Average Number of Common
   Shares Outstanding as Adjusted      6,210,409     5,337,939     4,627,814

                                     ___________    __________    __________

                                     ___________    __________    __________
Primary Earnings
 Per Share of Common Stock           $      1.95   $      2.59   $      2.21

                                     ___________    __________    __________

                                     ___________    __________    __________
ASSUMING FULL DILUTION

______________________
 EARNINGS
  Income Before Preferred Stock
   Dividends of Subsidiary           $12,941,790   $14,879,828   $11,281,012
  Deduct: Preferred Stock Dividends      854,047     1,050,000     1,050,000
  Add: After Tax Interest Expense
   Applicable to 6 3/4% Convertible
   Subordinated Debentures               542,195       550,843       577,082

                                     ___________    __________    __________
   Adjusted Net Income               $12,629,938   $14,380,671   $10,808,094

                                     ___________    __________    __________

                                     ___________    __________    __________
 SHARES
  Weighted Average Number of
   Common Shares Outstanding           6,207,564     5,330,641     4,624,310
  Assuming Exercise of Options
   Reduced by the Number of Shares
   Which Could Have Been Purchased
   With the Proceeds From Exercise
   of Such Options                         2,845         7,298         3,504
  Assuming Conversion of 6 3/4%
   Convertible Subordinated
   Debentures (a)                        308,943       313,869       322,954

                                     ___________    __________    __________
  Weighted Average Number of Common
   Shares Outstanding as Adjusted      6,519,352     5,651,808     4,950,768

                                     ___________    __________    __________

                                     ___________    __________    __________
Fully Diluted Earnings
 Per Share of Common Stock           $      1.94   $      2.54   $      2.18

                                     ___________    __________    __________

                                     ___________    __________    __________









(a) Convertible at $40 per share.